EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 1st day of January 2003, between COLLECTORS UNIVERSE, INC., a Delaware Corporation (the “Company” or “CUI”), and MICHAEL HAYNES (Executive”), with reference to the following:

Company desires to employ Executive as its Chief Executive Officer and Executive desires to accept such employment, on the terms and conditions set forth hereinafter in this Agreement.

NOW, THEREFORE, in consideration of the respective promises of each party made to the other in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged by each of the parties, it is agreed as follows:

1.	Employment as Chief Executive Officer.

1.1    Employment as Chief Executive Officer.    CUI hereby employs Executive as its Chief Executive Officer (the “CEO”), and Executive hereby accepts such employment and agrees to serve in that position, on a full time basis, in accordance with the terms and subject to the conditions contained in this Agreement. Executive shall perform his duties and responsibilities as the Company’s CEO fully, faithfully and in a diligent and timely manner throughout the term of his employment with the Company and in his capacity as CEO shall report directly to the Company’s Board of Directors (the “Board of Directors”).

1.2    CEO Responsibilities.    As CUI’s CEO, Executive shall be responsible for (i) the formulation of the strategic and business plans and initiatives for the Company and its subsidiaries and upon their approval by the Board of Directors, their implementation, (ii) management of the day to day operations of the Company and its subsidiaries, including supervision of the senior management personnel of the Company and its subsidiaries, (iii) the financial performance and financial condition of the Company and its subsidiaries, and (iv) the accuracy and completeness of the Company’s financial and public reporting, including the reports filed with the Securities and Exchange Commission, all under the oversight of the Company’s Board of Directors. Subject to the authority of the Board of Directors to alter from time to time the reporting responsibilities of management personnel within the Company, the president of each of CUI’s subsidiaries and operating divisions shall report to Executive and, while those subsidiaries and divisions shall remain relatively independent, Executive shall have the responsibility and authority to take the actions necessary to cause each subsidiary and division to be operated in a unified and efficient manner consistent with CUI’s business objectives as delineated from time to time by the Board of Directors. As CEO, Executive shall have the authority to hire and terminate personnel consistent with the above responsibilities and the operating budgets approved by the Board of Directors; provided, however, that the hiring or termination of employment, and the extension of the term or any material changes in the terms or conditions of employment or compensation, of any individual holding a position with the Company of Vice President or above or holding an equivalent position with a subsidiary of the Company and the retention and termination of outside consultants to the Company, shall require the prior approval of the Board of Directors.

1.3    No Conflicting Duties.    Executive hereby represents and warrants that, except as set forth in Exhibit A hereto, he is under no contractual or other commitments (written or oral) that are inconsistent with his obligations set forth in this Agreement or which would interfere with the performance of his duties hereunder, including, but not limited to, any employment, services or consulting agreements or commitments or any non-competition, trade secret or confidentiality or similar agreements. Without limiting the generality of the foregoing, Executive represents that none of the information that he needs or will use in performing his duties as CEO of the Company belongs to any other person or entity and that neither his possession nor use of any such information will violate the rights of others.

2.        Rights to Discoveries, Intellectual Property, etc.    Concurrently herewith, Executive shall enter into and deliver to CUI an Employee Confidentiality Agreement in the form attached hereto as Exhibit B.

3.    Compensation.    Executive’s compensation for all services rendered to CUI or to any Affiliate of CUI (as hereinafter defined in this Agreement) shall be as follows:

3.1    Base Annual Salary.    A base salary of $250,000 per year.

3.2    Bonus Compensation.    Executive also shall be eligible to receive bonus or incentive compensation under any bonus or incentive compensation plan that may be adopted in the future by the Board of Directors or any Compensation Committee thereof for its executive officers and Executive may, in the sole and absolute discretion of the Board of Directors or any Compensation Committee thereof, be awarded discretionary bonuses during the term of this Agreement.

3.3    Employee Benefits.    Health insurance coverage under CUI’s group plan, on the same terms and conditions as other CUI employees and participation in all other employee benefit plans and programs in which the other executive officers or all full time employees are generally entitled to participate.

3.4    Vacation.    Executive shall be entitled to paid vacation in accordance with the Company’s vacation policies.

3.5    Reimbursement of Expenses.    Executive shall be entitled to be reimbursed promptly for his reasonable out-of-pocket expenses incurred in the performance of his duties for the Company, in accordance with and subject to the Company’s expense reimbursement policies as in effect from time to time.

3.6    Taxes and Withholdings.    All compensation and benefits payable to Executive under this Agreement, including amounts payable to him pursuant to Section 5 below, shall be paid net of any employment taxes or withholding required pursuant to applicable law or under any employee benefit plans or programs in which Executive or his dependents participate.

4.    Grant of Options.    Effective as of the first business day following the date hereof, Executive shall be granted options to purchase a total of 75,000 shares of the Company’s Common Stock (the “Options”) under and pursuant to the Company’s 1999 Incentive Stock Plan (the “Plan”). The grant of the Options shall be evidenced, and the rights and obligations of Executive with respect thereto shall be governed, by an Option Agreement substantially in the form of Exhibit C hereto and not by this Agreement.

5.    Term and Termination.

5.1    Term.    The term of Executive’s employment under this Agreement shall be one (1) year commencing on the date of this Agreement, unless Executive’s employment is sooner terminated pursuant to provisions hereinafter set forth in this Section 5 or is extended by mutual agreement of the parties.

5.2    Termination Without Cause.    The Company shall be entitled at any time to terminate Executive’s employment without Cause (as defined below), effective on fifteen (15) days prior written notice to Executive. Executive’s employment with the Company also shall terminate in the event and on the occurrence of his disability (as hereinafter defined) or his death. In the event of any such termination of Executive’s employment pursuant to this Section 5.2, the Company shall (a) continue to pay Executive (or in the case of his death, his heirs) his base salary, at the rate in effect on the date of such termination of employment, and (b) continue medical insurance coverage for him (and for his dependents if they also were covered at the time of such termination), on the terms in effect at the time of such termination, for whichever of the following periods is shorter: (i) a period of six (6) months from the effective date of such termination of employment, or (ii) the then unexpired portion of the original one (1) year term of this Agreement (the “Severance Period”); provided, however, that if Executive becomes eligible to obtain medical insurance coverage under a group medical insurance program from another employer (“Alternative Health Insurance Coverage”) prior to the end of the Severance Period, participation in the Company’s medical insurance program by Executive and his dependents shall thereupon automatically terminate. Executive agrees to notify the Company promptly of his becoming eligible for Alternative Health Insurance Coverage.

5.3    Termination For Cause.    CUI may terminate Executive’s employment for Cause at any time effective on written notice to him. In the event of a termination for Cause, the Company’s sole obligation and liability to Executive shall be to pay Executive any unpaid salary, together with any unused vacation, accrued to the effective date of such termination. For purposes of this Agreement, “Cause” shall be defined as the occurrence of any of the following:

(a)    Executive’s conviction of an act that, under applicable law or government regulations, constitutes a felony or a misdemeanor involving moral turpitude;

(b)    Executive’s commission of an act that subjects the Company, or any Affiliate (as hereinafter defined) to any material civil liabilities or penalties or any criminal penalties or fines or which, in the good faith judgment of the Board of Directors, materially damages the Company’s reputation or its competitive position within any of its markets;

(c)    Executive’s breach or violation of any of his covenants in his Employee Confidentiality Agreement, or of any conflict of interest or ethics policies from time to time adopted by the Board of Directors and made applicable generally to the officers of CUI, which continues unremedied for a period of ten (10) days of written notice thereof from CUI or which is not susceptible to cure;

(d)    Executive’s breach or violation of any of his material covenants or obligations in this Agreement which continues unremedied for a period of thirty (30) days following written notice thereof from CUI or which is not susceptible of cure;

(e)    Executive’s excessive absenteeism (other than for illness); or

(f)    Executive’s insubordination with respect to any lawful direction of the Board of Directors.

5.4    Effect of Breach by CUI.    In the event that CUI commits a breach of any of its material obligations under this Agreement and fails to cure such breach within thirty (30) days of its receipt of a written notice from Executive specifying the nature of such breach, Executive shall be entitled, as Executive’s sole right and remedy therefor, to terminate his employment with the Company effective on ten (10) days’ prior written notice to CUI and, in the event he elects to exercise such right of termination, such termination of employment by him shall be deemed to constitute and shall constitute a termination of Executive’s employment by CUI without Cause pursuant to Section 5.2 hereof, entitling Executive to the post termination continuation of salary and medical insurance benefits specified in that Section.

5.5    Exclusivity of Remedies.    In the event of any termination of Executive’s employment by CUI or by Executive, and whether such termination is or is not for Cause, then the respective rights and remedies and the respective obligations of the parties hereto set forth in this Section 5 shall constitute the sole and exclusive rights, remedies and obligations of the parties arising out of or in connection with any termination of this Agreement and Executive’s employment with CUI, and each party disclaims any other rights or remedies it or he (as the case may be) would, but for the provisions of this Section 5, have under this Agreement or under applicable law by reason of such termination of employment or the acts or omissions that led to such termination of employment.

5.6    Effect of Termination of Employment on this Agreement.    Upon a termination of Executive’s employment with CUI for any reason whatsoever, and whether by CUI or Executive, this Agreement shall terminate and shall be of no further force or effect; provided, however, that Section 2, this Section 5 and Section 6 of this Agreement and Executive’s Employee Confidentiality Agreement shall survive any such termination.

5.7    Disability.    For purposes of Section 5.2 the term “Disability” or “disabled” shall mean Executive’s incapacity due to physical or mental illness that causes the Executive to be absent from his duties with the Company on a full-time basis for three (3) months. In the event that there is a dispute over whether the Executive is disabled, then, such dispute shall be resolved by a practicing physician, licensed as such and in good standing, in California that is selected by the Company and the Executive or his counsel, to conduct a physical or, in the case of an alleged mental disability a psychiatrist to conduct a psychological, examination of the Executive and Executive agrees that he will submit to such examination in the event of such a dispute. The determination of such physician or psychiatrist (as the case may be) shall be binding on and nonappealable by the parties.

6.	Miscellaneous.

6.1    Waiver.    Waiver by either party of any right or other matter may only be made by an instrument in writing signed by the party to be charged thereby. No failure to exercise and no delay on the part of either party in exercising any right or power hereunder or granted by law will operate as a waiver thereof and any single or partial exercise of any right, power or privilege shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.2    Entire Agreement/Amendment.    With the exception of the Option Agreement expressly referred to above in this Agreement, this Agreement together with the Employee Confidentiality Agreement appended to this Agreement as Exhibit B, constitute the entire agreement of the parties with respect to the subject matter of this Agreement and the subject matter of the Employee Confidentiality Agreement, and supersede any other prior or contemporaneous agreements or understandings between the parties (written, oral or implied) relating to the subject matter of this Agreement or the Employee Confidentiality Agreement. This Agreement and the Employee Confidentiality Agreement may be amended at any time, but only by a written instrument signed by both parties.

6.3    Construction and Definition.

    (a)    This Agreement is the result of arms’—length negotiations between the parties hereto, and no provision hereof shall be construed against a party by reason of the fact that such party or its legal counsel drafted said provision or for any other reason. Wherever the term “including” may appear in this Agreement, it shall mean “including but not limited to” and, unless the context indicates clearly and unambiguously to the contrary, the terms “hereof,” “herein,” “hereto” and “hereunder and terms of similar meaning, whenever used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or subsection of, or paragraph or clause contained in, this Agreement.

    (b)    The term “Affiliate” when used with reference to CUI shall mean any corporation, limited liability company, partnership or other entity with respect to which CUI owns beneficially, either directly or indirectly through any other entity, more than 50% of the outstanding voting power (a “subsidiary”), (ii) any corporation, limited liability company, partnership or other entity that owns beneficially, either directly or indirectly through any other entity, more than 50% of the outstanding voting power of CUI (a “parent”) and (iii) any corporation, limited liability company, partnership or other entity more than 50% of the outstanding voting power of which is beneficially owned, either directly or indirectly through any other entity, by a parent of CUI.

6.4    No Assignment.    No party may transfer or assign any of its rights or obligations under this Agreement and any attempt to do so shall be null and void; provided, however, that CUI shall be entitled, without the necessity of having to obtain the consent of Executive, to assign this Agreement and delegate its duties hereunder to any corporation or other entity that acquires a majority or more of the outstanding common stock of CUI or all or substantially all of the assets of CUI, whether by purchase, merger, consolidation or otherwise.

6.5    Binding on Successors.    Subject to Section 6.4 above, this Agreement shall be binding on the parties and their respective heirs, legal representatives and successors and assigns.

6.6    Headings.    Section, subsection and paragraph headings are for convenience of reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

6.7    Severability.    If any provision of this Agreement or of the Employee Confidentiality Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or thereof (as the case may be) shall not be affected or impaired in any way.

6.8    Governing Law.    This Agreement is made in and shall be construed and interpreted according to and enforced under the internal laws of the State of California, excluding its choice of law rules and principles.

6.9    Arbitration.
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    (a)    Arbitration.    Any dispute between the parties relating to this Agreement or any agreements entered into pursuant hereto by the parties, including any controversy or dispute regarding the enforceability or the interpretation of any of the provisions hereof or thereof, or with respect to any alleged or actual non-performance by a party of its obligations hereunder or thereunder, shall be resolved exclusively by binding arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association. Any arbitration proceeding shall be held exclusively in Orange County, California and any service of process in or in connection with any such proceeding shall be adequate if sent by certified or registered mail, postage prepaid to the address of the other party last communicated in writing by such other party to the party initiating such arbitration. The determination of the arbitrator in any such proceeding shall be final and binding on and non-appealable by the parties.

    (b)    Waiver of Jury Trial.    Each of the parties acknowledges that by agreeing to resolve their disputes exclusive by arbitration, as provided in Subsection 6.9(a) above, they are waiving any right they may otherwise have had to have any such disputes or controversies resolved by means of a jury trial. EACH PARTY DOES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE SUCH PARTY’S RIGHTS TO A TRIAL BY JURY IN ANY SUCH PROCEEDING, AND IN ANY TRIAL OR OTHER PROCEEDING BETWEEN THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT, AND EXPRESSLY AND IRREVOCABLY AGREES THAT THE TRIER OF FACT IN ANY SUCH PROCEEDING OR TRIAL OR OTHER PROCEEDING SHALL BE THE ARBITRATOR OR THE JUDGE.

    (c)    Exception for Equitable Relief.    Notwithstanding anything to the contrary that may be contained in this Section 6.9, each party shall have the right to petition and obtain from any court of competent jurisdiction any equitable remedies, including immediate temporary, preliminary and permanent injunctive relief, to halt a breach or prevent a threatened breach of this Agreement or of the Employee Confidentiality Agreement or to obtain specific performance of any of the obligations of the other party hereto or thereto, and it is further expressly agreed by the parties that, in the event any action or proceeding is brought in equity to obtain any such relief or remedies, no party will urge, as a defense thereto, that there is an adequate remedy available at law and no party seeking such relief shall be obligated to post a bond or other security as a condition to the granting of same.

6.10    Authority.    CUI represents and warrants to Executive that it has the requisite corporate power and authority, and Executive represents and warrants to CUI that he has the legal capacity and right to enter into this Agreement and the Employee Confidentiality Agreement and to perform its or his respective obligations under this Agreement and the Employee Confidentiality Agreement and that each of this Agreement and the Employee Confidentiality Agreement has been duly executed by such party. Each of CUI and Executive further represents and warrants that its or his (as the case may be) execution, delivery and performance of this Agreement and the Employee Confidentiality Agreement does not and will not conflict with or violate any contract, agreement or understanding, written or oral, to which it or he is a party to which it or he is subject or bound.

6.11    Counterparts.    This Agreement may be executed in any number of counterparts, and each of such signed counterparts, including any photocopies or facsimile copies thereof, shall be deemed to be an original, but all of such counterparts shall constitute one and the same instrument.

(Signatures of parties follow on next page)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and date first above written:

COLLECTORS UNIVERSE, INC.

By:	/s/ DAVID HALL
David Hall, President

/s/ MICHAEL HAYNES
Michael Haynes